Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Appoints Ali Fattaey, Ph.D.

as President and Chief Operating Officer

- Brings over 20 years of experience in cancer research, drug discovery and development, including Nexavar® (sorafenib) and PD-0332991 (palbociclib) -

LEXINGTON, Mass. February 19, 2013 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), an oncology-focused company seeking to develop next generation targeted drug candidates for cancer treatment, today announced the appointment of Ali Fattaey, Ph.D., as President and Chief Operating Officer. Dr. Fattaey will join Curis’ senior management team, where he will help guide and further advance Curis’ overall corporate strategic goals and will also be responsible for the oversight and implementation of the Company’s research and development operations. Dan Passeri will continue to serve as Chief Executive Officer and Michael Gray will continue to serve as Chief Financial Officer.

Dr. Fattaey has held leadership positions at several cancer-focused organizations and brings significant research and development experience to Curis, including eight years at Onyx Pharmaceuticals, Inc., where he was responsible for multiple programs in partnership with Pfizer, Inc. (then Parke-Davis/Warner-Lambert) and Bayer HealthCare, which led to the discovery and development of Nexavar® (sorafenib), now approved by the FDA for the treatment of advanced renal cell carcinoma and unresectable hepatocellular cancer. In addition, Dr. Fattaey led the discovery of palbociclib, a small molecule selective inhibitor of the CDK 4 and 6 kinases, now in late stage clinical development for treatment of advanced breast cancer.

“We are extremely pleased to have Ali join the Curis senior management team,” said Dan Passeri, Chief Executive Officer of Curis. “He brings extensive experience and knowledge of targeted cancer treatment to guide our growth into a leading oncology drug company. We believe that Ali’s impressive background will enable us to continue building and advancing our pipeline of novel drug candidates, including our IAP inhibitor CUDC-427 and our dual PI3K and HDAC inhibitor CUDC-907.”

“Curis has a promising pipeline of proprietary and partnered development stage cancer drug candidates, and I look forward to working with the team and our partners to establish clinical development and approval paths for each drug,” said Dr. Fattaey. “Curis has a number of significant development and commercial milestones in the year ahead and our focus will be to continue building Curis into a major cancer drug company.”

Dr. Fattaey most recently served as President and Chief Executive Officer of ACT Biotech, Inc., a cancer drug development company that he co-founded in 2008 and served as Chief Operating and Scientific Officer until assuming the role of President and Chief Executive Officer in 2011. At ACT Biotech, Dr. Fattaey led the clinical development of the anti-angiogenic drug candidate telatinib for patients with advanced stomach cancer, as well as advancing a novel FGF receptor kinase inhibitor for first-in-man clinical studies.

Prior to ACT Biotech, Dr. Fattaey served as the head of Science and Technology at the Melanoma Therapeutics Foundation in San Francisco and continues to serve as a member of the Board of Directors. Dr. Fattaey also served as Chief Scientific Officer at Sagres Discovery, where he led the discovery and development of anti-cancer therapeutics using Sagres’ proprietary Oncogenome™ technology. Dr. Fattaey later joined Chiron Corporation upon its acquisition of Sagres Discovery.

Dr. Fattaey received his Ph.D. in microbiology from Kansas State University in 1989 and was a Research Fellow in Medicine at Harvard Medical School, Massachusetts General Hospital Cancer Center.

About Curis, Inc.

Curis is an oncology-focused company seeking to develop and commercialize next generation targeted drug candidates for cancer treatment. Erivedge® is the first and only FDA-approved medicine for the treatment of advanced basal cell carcinoma and is being commercialized and developed by Roche and Genentech, a member of the Roche Group, under a collaboration agreement between Curis and Genentech. Curis is also developing its pipeline of proprietary targeted cancer drug candidates, including CUDC-427, a small molecule antagonist of IAP proteins; CUDC-907, a dual PI3K and HDAC inhibitor; and CUDC-101, an EGFR/HER2 and HDAC inhibitor. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected benefits of the Company’s appointment of Dr. Fattaey as President and Chief Operating Officer. Forward-looking statements used in this press release may contain the words “believes,” “expects,” “anticipates,” “plans,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements, including without limitation the risk factors described by the Company in its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.